Exhibit 10.5.1
INTERCOMPANY SERVICES AGREEMENT
     THIS INTERCOMPANY SERVICES AGREEMENT (this “Agreement’’) is made and entered into as of the 26th day of June, 2007 by and between COLT DEFENSE LLC, a Delaware limited liability company (“Colt Defense”) and COLT’S MANUFACTURING COMPANY LLC, a Delaware limited liability company (“CMC”)
RECITALS:
     A. Colt Defense provides certain services to CMC and CMC uses certain of Colt Defense’s facilities (collectively, the “Services”).
     B. Colt Defense and CMC believe it to be in their mutual interest to memorialize in a written agreement the Services that Colt Defense provides and the basis on which Colt Defense is to be compensated for such Services.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties as set forth herein, the parties do hereby agree as follows:
ARTICLE I. TERM
     1.1 Effective Date. This Agreement shall become effective as of July 1, 2007.
     1.2 Term. This Agreement shall continue in effect for one year from the date hereof. At the conclusion of the first year and at the conclusion of each subsequent year that this Agreement remains in effect, this Agreement shall be deemed to have been extended automatically for an additional term of one year, unless either party shall have given the other party at least six month’s prior written notice that it does not wish or intend to extend this Agreement at the end of the then-current one-year period.
     1.3 Early Termination. Notwithstanding Section 1.2, the parties may, by mutual written agreement, terminate this Agreement at any time without prior notice by either party to the other.
ARTICLE II. FACTORY SERVICES
     2.1 Factory Services to be Provided. Colt Defense shall provide tumbling and heat-treating services (“Factory Services”) to CMC as required by CMC. Unless otherwise agreed by the parties, such services shall be substantially the same such services as have been provided by Colt Defense to CMC prior to the date of this Agreement and in approximately the same quantity.
     2.2 Payment for Factory Services. CMC shall pay Colt Defense a single, all inclusive fee for Factory Services at an annual rate of $30,000 per year (the “Factory Services Fee”) for each one-year period during the term of this Agreement in which CMC wishes to obtain Factory Services. CMC shall be entitled to discontinue Factory Services at any time upon written notice to Colt Defense. Such discontinuation shall be effective on the last day of the month in which such written notice is provided and the Factory Services Fee shall be prorated for the partial year in which such Factory Services are discontinued. The Factory Services Fee shall be paid in accordance with Section 8.1.
ARTICLE III. OVERHEAD SERVICES
     3.1 Overhead Services to be Provided. Colt Defense shall provide indirect manufacturing-related services (“Overhead Services”) to CMC as required by CMC. Such services shall include utilities (to the extent not separately metered and billed to CMC), building maintenance and supplies, real estate taxes, equipment maintenance, product engineering and manufacturing engineering services, in-plant nursing services, cafeteria access and use, general facilities maintenance, waste disposal, and shipping and receiving. Such services shall be substantially the same such services as have been provided by Colt Defense to CMC prior to the date of this Agreement and in approximately the same quantity.
     3.2 Payment for Overhead Services. CMC shall pay Colt Defense a single, all inclusive fee for Overhead Services at an annual rate of $350,000 per year (the “Overhead Services Fee”), for each one-year period during the term of this Agreement. CMC shall not be entitled to terminate its receipt of or payment for Overhead Services except in connection with termination of this Agreement. The Overhead Services Fee shall be paid in accordance with Section 8.1.
ARTICLE IV. ACCOUNTING AND DATA PROCESSING SERVICES
     4.1 Accounting and Data Processing Services to be Provided. At CMC’s option, Colt Defense shall provide to CMC accounting and data processing services as required by CMC. “Accounting Fund Data Processing Services” shall mean financial, accounting and data processing services of substantially the same type and quantity as have been provided by Colt Defense to CMC prior to the date of this Agreement.
     4.2 Payment for Accounting and Data Processing Services. CMC shall pay Colt Defense a single all-inclusive fee for all Accounting and Data Processing Services (the “Accounting and Data Processing Services Fee”) at an annual rate of $125,000 per year for each one-year period during the term of this Agreement. CMC shall not be entitled to terminate its receipt of or payment for Accounting and Data Processing Services except in connection with termination of this Agreement. The Accounting and Data Processing Services Fee shall be paid in accordance with Section 8.1.
     4.3 Timing of Services. Any Accounting and Data Processing Services provided by Colt Defense shall be performed in a reasonably prompt manner by the staff group that performed such services for CMC prior to the date of this Agreement, subject to the availability of personnel.
ARTICLE V. SENIOR MANAGEMENT SERVICES
     5.1 Management Services to be Provided. At CMC’s option, Colt Defense shall provide to CMC such Management Services as CMC shall require from time to time. “Management Services” shall mean chief executive, sales management and legal services of substantially the same type and quantity as have been provided by Colt Defense to CMC prior to the date of this Agreement.
     5.2 Payment for Management Services. CMC shall pay Colt Defense a single all-inclusive fee for all such Management Services (the “Management Services Fee”) at an annual rate of $75,000 per year for each one-year period during the term of this Agreement. CMC shall not be entitled to terminate its receipt of or payment for Management Services except in connection with termination of this Agreement. The Management Services Fee shall be paid in accordance with Section 8.1.
     5.3 Timing of Services. Any Management Services provided by Colt Defense shall be performed in a reasonably prompt manner by the staff group that performed such services for CMC prior to the date of this Agreement, subject to the availability of personnel.
ARTICLE VI. SPECIAL SITUATIONS
     6.1 Provision of Additional Services by Colt Defense. The parties recognize that the need may arise for CMC to obtain additional services from Colt Defense during the term of this Agreement that have not been expressly contemplated by this Agreement. Colt Defense agrees to consider any such request in good faith and, to the extent possible without disruption to its business, to accommodate such request. To the extent that Colt Defense agrees to accommodate a request by CMC for any such additional services, CMC shall compensate Colt Defense for the full cost of such services to Colt Defense, as reasonably determined by Colt Defense and Colt Defense may refuse to provide such services if CMC and Colt Defense cannot agree on the price or any other aspect of the arrangement.
ARTICLE VII. DEFAULT; REMEDIES
     7.1 Default by Colt Defense. In the event of any default by Colt Defense in the performance of its obligations under this Agreement, CMC’s sole remedy shall be to recover from Colt Defense the direct damages incurred by CMC as a result of such default by Colt Defense. In no event shall CMC be entitled to withhold payment under this Agreement as a result of any such default, nor shall CMC be entitled to recover indirect, special, punitive or consequential damages.
     7.2 Default by CMC. In the event of any default by CMC in the performance of its obligations under this Agreement, Colt Defense shall be entitled to cease providing all services under this Agreement and, in addition thereto, Colt Defense shall be entitled to recover from CMC its direct damages incurred as a result of such default by CMC. Before exercising any default remedies, Colt Defense shall provide written notice to CMC specifying the default in question and CMC shall have thirty (30) calendar days after delivery of such notice to cure such default. In no event shall Colt Defense be entitled to recover indirect, special, punitive or consequential damages. It is understood and agreed that failure by CMC to pay any amount due under Section 8.1 shall not constitute a default by CMC provided that CMC executes a promissory note with respect to such unpaid amount as contemplated by Section 8.1.

ARTICLE VIII. PAYMENT OF FEES/ INFLATION ADJUSTMENT
     8.1 Payment. All fees for Services that come due under this Agreement will be payable in full in arrears quarterly during the term of this Agreement, provided that, in the event that CMC does not pay any portion of such fees on the due date, CMC shall not be deemed to be in default with respect thereto if CMC executes and delivers to Colt Defense a promissory note for the unpaid portion in the form annexed hereto as Exhibit “A”. Each such promissory note shall bear interest at a per annum rate of 6% and shall be secured hereby and pursuant to the terms of such note by a security interest pursuant to the Uniform Commercial Code (“UCC”) in all of CMC’s goods, accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles, instruments, investment property, letter-of-credit rights, and letters of credit (in each case as such term is defined in the UCC, such property being hereinafter referred to collectively as the “Collateral”), subject to any preexisting liens. This Agreement shall be deemed to constitute a security agreement to that extent and Colt Defense is hereby authorized to record a financing statement or to take such other action as is reasonably required in order to perfect its security interest in such Collateral. If not sooner paid, the entire unpaid amount due Colt Defense pursuant to this Agreement and any such promissory notes shall be paid, with accrued interest as provided herein and in such note(s), on the earlier to occur of (i) the termination date of this Agreement, (ii) three (3) years after the date of this Agreement, (iii) the closing of the sale of all or substantially all of the stock or assets of CMC or its parent company, including pursuant to a merger, or (iv) an Insolvency Event. For purposes of this Section 8.1, “Insolvency Event” means (i) the making by CMC of a general assignment for the benefit of creditors, (ii) the filing by CMC of a voluntary petition in bankruptcy, (iii) CMC being adjudged bankrupt or insolvent, or having had entered against it an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by CMC of a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by CMC of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding specified in clause (vii) below, (vi) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of CMC or of all or any substantial part of the assets of CMC or (vii) the failure to obtain dismissal within sixty days of the commencement of any proceeding against CMC seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of CMC of all or any substantial portion of the assets of CMC.
     8.2 Proration upon Early Termination. In the event of early termination of this Agreement pursuant to Section 1.3, all fees payable hereunder shall be prorated for the one-year period in which termination occurs.
     8.3 Inflation Adjustment. The fees referred to in Sections 2.2, 3.2, 4.2 and 5.2 of this Agreement shall increase by 2% per year during each year in which this Agreement is in effect, such increase to be effective as of the anniversary date of this Agreement.
     8.4 Out-of-Pocket Expenses. It is not contemplated that Colt Defense shall incur any out-of-pocket expenses solely for the benefit of CMC in connection with the performance of this Agreement, but in such event, CMC shall either pay such expenses directly itself or reimburse

Colt Defense promptly upon receipt of an invoice for any such out-of-pocket expenses incurred by Colt Defense.
ARTICLE IX. MISCELLANEOUS
     9.1 Sublease. Nothing set forth in this Agreement shall affect in any way the respective rights or obligations of either Colt Defense or CMC under that certain First Amended and Restated Sublease Agreement, dated ass of October 26, 2005, which remains in full force and effect in accordance with its terms.
     9.2 Sales Taxes. In addition to the amounts otherwise specified in this Agreement, CMC shall remit to Colt Defense, with each payment required under this Agreement, the appropriate amount of any sales or use tax that Colt Defense is required to collect from CMC pursuant to applicable Connecticut law, as communicated to CMC by Colt Defense.
     9.3 Relationship of the Parties. Nothing set forth in this Agreement shall be construed as (a) an assumption by Colt Defense of any obligation to increase the sales or profits of CMC or otherwise to guarantee the success of CMC’s operations; (b) an assumption by Colt Defense of any financial obligation of or to CMC or commitment by Colt Defense to provide any financing for or investment in CMC; (c) the creation of any relationship of employment between CMC and any employee of or consultant to Colt Defense; (d) an assumption by Colt Defense of any responsibility for the work performed by outside vendors engaged by Colt Defense to perform any service hereunder or (e) the delegation of any function or authority by CMC to Colt Defense it being understood that Colt Defense may make recommendations and offer advice pursuant to this Agreement but that all decisions with respect thereto and otherwise shall be and remain dependent upon appropriate action of the Board of Directors or authorized officers of CMC.
     9.4 Ownership of Technology. Nothing set forth in this Agreement shall give Colt Defense any ownership or other rights in any patents, copyrights, trade secrets, or other property rights arising out of work performed by Colt Defense employees for the benefit of CMC pursuant to this Agreement and all such intellectual property shall be the sole property of CMC.
     9.5 Notices. Any notices required or permitted to be given pursuant to this Agreement shall be given in hand, or in writing and forwarded charges prepaid, by first-class mail, recognized overnight express courier, or by facsimile confirmed by confirmation receipt, and addressed as follows:

if to Colt Defense:	Colt Defense LLC
P.O. Box 118
Hartford, CT 06141
Attn: President & CEO

Facsimile No. 860-244-1481

If to CMC:	Colt’s Manufacturing Company LLC
P.O. Box 1868
Hartford, CT 06144-1868 Attn: President & CEO

Facsimile No. 860-236-6311

Either party may give written notice of a change of address in accordance with the provisions of this Section 9.5 and, thereafter, any notice or request to be given hereunder shall be forwarded to the new address so provided. All notices given hereunder shall be deemed to have been received by the party to whom addressed (a) immediately upon personal delivery; (b) one (1) business day after notice given by facsimile; or (c) three (3) business days after the date of posting of notice sent by mail.
     9.6 Assignment. This Agreement may not be assigned by CMC without the express written consent of Colt Defense and any purported assignment without such consent shall be null and void. Colt Defense shall assign this Agreement to any purchaser of all or substantially all of its assets and any such purchaser shall be deemed to have succeeded to Colt Defense’s rights and obligations hereunder whether or not a formal assignment agreement is executed.
     9.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the services described herein to be provided by Colt Defense to CMC and supersedes all previous negotiations, commitments and writings, if any. This Agreement may not be modified or amended, nor may any provision hereof be waived, except by a writing duly signed by an authorized representative of the party against whom such modification, amendment or waiver is charged.
     9.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
     IN WITNESS WHEREOF, Colt Defense and CMC have caused this Agreement to be executed by their respective duly authorized representatives in the manner legally binding upon them as of the date first above written.

COLT DEFENSE LLC
By:	/s/ William M. Keys
LtGen Wm M. Keys USMC (Ret.)
President and Chief Executive Officer

COLT’S MANUFACTURING COMPANY LLC
By:	/s/ Carlton S. Chen
Carlton S. Chen
Its Secretary

Exhibit A
[Form of]
PROMISSORY NOTE
     FOR VALUE RECEIVED, the undersigned COLT’S MANUFACTURING COMPANY LLC (“Maker”) hereby promises to pay to the order of COLT DEFENSE LLC (“Payee”) ____________________ Dollars ($______) together with interest on such amount from the date hereof until the date of payment at a per annum rate equal to six percent (6%).
     If not sooner paid, the entire balance outstanding under this Note shall be payable in full, in lawful United States currency, on the earlier to occur of (i) the termination date of the Intercompany Services Agreement between Maker and Payee dated as of June 26, 2007 (“the Intercompany Services Agreement”), (ii) three (3) years after the date of the Intercompany Services Agreement, (iii) the closing of the sale of all or substantially all of the stock or assets of CMC or its parent company, or (iv) an Insolvency Event. For purposes of this Note, “Insolvency Event” means (i) the making by CMC of a general assignment for the benefit of creditors, (ii) the filing by CMC of a voluntary petition in bankruptcy, (iii) CMC being adjudged bankrupt or insolvent, or having had entered against it an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by CMC of a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by CMC of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding specified in clause (vii) below, (vi) seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of CMC or of all or any substantial part of the assets of CMG or (vii) the failure to obtain dismissal within sixty days of the commencement of any proceeding against CMC seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of CMC of all or any substantial portion of the assets of CMC.
     In order to secure the payment of all principal, interest (including post-default interest as provided herein) and any costs of collection which may from time to time be outstanding under this Note, Maker hereby grants Payee a security interest pursuant to the Uniform Commercial Code (“UCC”) in all of CMC’s goods, accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles, instruments, investment property, letter-of-credit rights, and letters of credit (in each case as such term is defined in the UCC, such property being hereinafter referred to collectively as the “Collateral”), subject to any preexisting liens of record as of the date hereof. This Note shall be deemed to constitute a security agreement with respect to all such Collateral and Colt Defense is hereby authorized to record a financing statement or to take such other action as is reasonably required in order to perfect its security interest in such Collateral.
     Notwithstanding the otherwise applicable rate of interest applicable to this Note, any amount outstanding hereunder that is not paid when due will bear interest at a per annum rate equal to eight percent (8%) from the due date until the date of payment. In the event that Payee
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is required to take legal action to collect any amount due under this Note, Maker shall be liable for and shall reimburse Payee for all costs of collection, including reasonable attorneys fees.
     This Note may be prepaid in whole or in part at any time without penalty.
     Dated at West Hartford, Connecticut, as of the ___ day of _________, 20__.

COLT’S MANUFACTURING COMPANY
LLC

By:

Its
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